Exhibit 5.1
[PMI LETTERHEAD]
February 11, 2019

The Board of Directors
Philip Morris International Inc.
120 Park Avenue
New York, NY 10017

Opinion and Consent of Jerry Whitson,
Deputy General Counsel and Corporate Secretary of Philip Morris International Inc.

Ladies and Gentlemen:

I have acted as counsel to Philip Morris International Inc., a Virginia corporation (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to an aggregate of 3,000,000 shares of the Company’s common stock, without par value (the “Shares”) together with an indeterminate amount of interests (the “Interests”), to be offered pursuant to the Philip Morris International Inc. Deferred Profit-Sharing Plan (the “Plan”).

This opinion is being furnished to you in accordance with Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K under the Securities Act.

I have examined and am familiar with the Plan and such records of the Company and certificates of its officers and of public officials as I have deemed necessary in rendering this opinion.

Based upon the foregoing and to further qualifications stated below, I am of the opinion that:

1.    The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Commonwealth of Virginia, with corporate power and authority to issue the Shares; and

2.    The Shares have been duly authorized and, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s registration statement on Form S-8. In giving such consent, I do not thereby admit that I am within the category of a person whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof and I assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that may occur and which could affect the opinions contained herein.
Very truly yours,

/s/ JERRY WHITSON
Jerry Whitson
Deputy General Counsel and Corporate Secretary